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                     September 26, 2022

       Daniel Wong
       Chief Executive Officer
       Bridgetown Holdings Limited
       c/o 38/F Champion Tower
       3 Garden Road, Central
       Hong Kong

                                                        Re: Bridgetown Holdings
Limited
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 7,
2022
                                                            File No. 001-39623

       Dear Mr. Wong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lijia Sanchez